Exhibit 11


                                 FIBERSTARS INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (in thousands, except per share amounts)
                                   (Unaudited)


                                                                               Three Months Ended               Six Months Ended
                                                                              6/30/96        6/30/95         6/30/96        6/30/95
                                                                              -------        -------         -------        -------
Primary and Fully Diluted:

Weighted average common shares outstanding for the period                       3,392          3,369           3,389          3,312

Common equivalent shares assuming conversion of stock
         options and warrants under the treasury stock method                     142           --               137           --
                                                                              -------         ------         -------         ------

Shares used in per share calculations                                           3,534          3,369           3,526          3,312
                                                                              =======         ======         =======         ======



Net income (loss)                                                             $   177           ($37)        $   245           ($97)

Net income (loss) per share:                                                  $  0.05         ($0.01)        $  0.07         ($0.03)




Calculated in accordance with the guidelines of item 601 of Regulation S-B. Primary and fully diluted calculations are substantially the same.



                                    Page 15